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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" included in the Proxy Statement of The Box Worldwide, Inc. (formerly Video Jukebox Network, Inc.) that is made part of the Registration Statement (Form S-4) and Prospectus of TCI Music, Inc. for the registration of 6,300,000 shares of its common stock and 2,100,000 shares of its Series A Convertible Preferred Stock and to the incorporation by reference therein of our report dated March 7, 1997, with respect to the consolidated financial statements of The Box Worldwide, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP


Miami, Florida
November 10, 1997